SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Prospectus Supplement No. 5 to Resale

Prospectus dated October 2, 2023

Registration File No. 333-274675

Filed Pursuant to Rule 424(b)(3)

REGEN BIOPHARMA, INC.

Up to 1,126,954 Shares of Common Stock

This Prospectus Supplement, dated April 29, 2024, is being filed by Regen Biopharma, Inc. (the “Company”) to update and supplement the information contained in the Company’s (i) prospectus, dated October 2, 2023 ( as amended and supplemented from time to time) (the “Prospectus”) which forms a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-274675)

This Prospectus Supplement should be read in conjunction with the Prospectus, as amended and supplemented, which is to be delivered with this Supplement.  This Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. BEFORE INVESTING, YOU SHOULD CAREFULLY READ THE PROSPECTUS AND, PARTICULARLY, THE RISK FACTORS SECTION, BEGINNING ON PAGE 17.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is April 29, 2024.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2024

REGEN BIOPHARMA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	45-5192997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File No. 333-191725

4700 Spring Street, St 304, La Mesa, California 91942

(Address of Principal Executive Offices)

(619) 722 5505

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01 Entry into a Material Definitive Agreement.

On April 26th 2024 Regen Biopharma, Inc. ( the “Company”) entered into an agreement with Value Quest, Inc. ( “Value Quest Agreement”). Pursuant to the Value Quest Agreement Value Quest Inc. shall provide social media consulting services to the Company for a period of one year commencing on April 26, 2024.

Consideration to be paid to Value Quest, Inc. pursuant to the Value Quest Agreement shall be 20,068 shares of the Series A Preferred stock of the Company.

The foregoing description of the abovementioned Value Quest Agreement is not complete and is qualified in its entirety by reference to the text of the abovementioned agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated in this Item 1.01 by reference.

Item 8.01 Other Events.

On April 26, 2024 the Company and BST Partners ( Sublessor) agreed to amend that sublease agreement (“Sublease Agreement”) entered into between the parties as follows:

The Company agreed that in addition to the base rent of $5,000 per month to be paid by the Company to Sublessor the Company shall also reimburse Sublessor for any and all shared expenses as such term is defined within the Sublease Agreement.

On January 13, 2022 the Company entered into the Sublease Agreement whereby the Company would sublet office space located at 4700 Spring Street, Suite 304, La Mesa, California 91942 from the Sublessor on a month to month basis for $5,000 per month beginning January 14, 2022.

BST Partners is controlled by David Koos who serves as the sole officer and director of Regen Biopharma, Inc.

The foregoing description of the abovementioned amendment and Sublease Agreement are not complete and are qualified in their entirety by reference to the text of the abovementioned amendment and Sublease Agreement which are attached to this Current Report on Form 8-K as Exhibit 10.2 and 10.3 and incorporated in this Item 8.01 by reference.

Item 3.02 Unregistered Sales of Equity Securities

On April 26th 2024 Regen Biopharma, Inc. ( the “Company”) entered into an agreement with Value Quest, Inc. ( “Value Quest Agreement”). Pursuant to the Value Quest Agreement Value Quest Inc. shall provide social media consulting services to the Company for a period of one year commencing on April 26, 2024.

Consideration to be paid to Value Quest, Inc. pursuant to the Value Quest Agreement shall be 20,068 shares of the Series A Preferred stock of the Company.

The foregoing description of the abovementioned Value Quest Agreement is not complete and is qualified in its entirety by reference to the text of the abovementioned agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated in this Item 3.02 by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1	Agreement with Value Quest Inc.
Exhibit 10.2	Amendment to Sublease
Exhibit 10.3	Sublease Agreement

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOPHARMA, INC.

Dated: April 29, 2024	By: /s/ David Koos

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EXHIBIT 10.1

Consultant’s Fee Agreement

AGREEMENT (“Agreement”) made this 26th day of April, 2024 by and between Value Quest, Inc. ( a Maryland corporation) hereinafter referred to as the "Consultant", and Regen BioPharma, Inc.(a Nevada corporation), hereinafter referred to as the "Company”. Company and Consultant may be collectively referred to as “Parties” and individually referred to as “Party”.

WHEREAS the Company desires to engage the Consultant perform certain tasks relating to the development, marketing and promotion of the Company’s business through social media (“Social Media Consulting”).

WHEREAS, Consultant, upon mutual execution of this Agreement will provide Social Media Consulting services to the Company

NOW, THEREFORE, it is agreed as follows:

1. Term.

The respective duties and obligations of the contracting parties shall be for a period of one year commencing on April 26, 2024.

2. Duties of Consultant.

Consultant shall assist the Company in customizing and managing the following:

Facebook Page for the Company

Twitter Account for the Company

3. Compensation.

The Consultant shall receive a Consultant’s Fee consisting of ________ shares of the Series A Preferred stock of the Company (“Consultant’s Fee”)

Company shall not be liable to the Consultant for any payment or reimbursement other than the Consultant’s Fee.

4. Representations And Warranties Of Company.

a) Company is a corporation duly organized, validly existing and in good standing under the laws of the state its incorporation and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency which consent has not been obtained.

(b) The execution, delivery and performance of this Agreement by Company does not and shall not constitute Company’s breach of any statute or regulation or ordinance of any governmental authority, and shall not conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any order, writ, injunction, decree, contract, agreement, or instrument to which the Company is a party, or by which Company is or may be bound.

5. Representations And Warranties Of Consultant.

a) Consultant is a corporation duly organized, validly existing and in good standing under the laws of the state its incorporation and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency which consent has not been obtained.

(b) The execution, delivery and performance of this Agreement by Consultant does not and shall not constitute Consultant’s breach of any statute or regulation or ordinance of any governmental authority, and shall not conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any order, writ, injunction, decree, contract, agreement, or instrument to which the Consultant is a party, or by which Consultant is or may be bound.

6. Restricted Securities Acknowledgment

Consultant acknowledges that any securities issued pursuant to this Agreement that shall not be registered pursuant to the Securities Act of 1933 shall constitute “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, and shall contain the following restrictive legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.”

7. Entire Agreement

This Agreement constitutes a final written expression of all the terms of the Agreement between the parties regarding the subject matter hereof, are a complete and exclusive statement of those terms, and supersedes all prior and contemporaneous Agreements, understandings, and representations between the parties.

8. Governing Law, Venue, Waiver Of Jury Trial

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in California for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the 26th day of April, 2024.

By:

Company

/s/ David Koos
David Koos, CEO
Regen BioPharma, Inc.

Consultant

/s/ James Hibbert
Value Quest Inc.

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EXHIBIT 10.2

AMENDMENT ( “Amendment”) TO SUBLEASE AGREEMENT BY AND BETWEEN REGEN BIOPHARMA, INC. AND BST PARTNERS

WHEREAS
1) Regen BioPharma, Inc. (“Subtenant”) and BST Partners (Sublessor) are party to that sublease agreement (“Sublease Agreement”) effective as of January 14, 2022

2) Subtenant agrees that in addition to the base rent of $5,000 per month to be paid by Subtenant to Sublessor Subtenant shall also reimburse Sublessor for any and all shared expenses as such termmis defined within the original lease agreement by and between the Sublessor and CIF LaMesa LLP beginning January 1, 2024.

3) Sublessor and Subtenant agree that except as otherwise specifically modified in this Amendment, the Sublease Agreement has not been modified, supplemented, amended, or otherwise changed in any way and the Sublease Agreement remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Sublease Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties,

AGREED TO BY:

BST PARTNERS, Inc.	REGEN BIOPHARMA,INC.

By:/s/ David Koos	By:/s/ David Koos
Chairman and CEO	Chairman and CEO

4/26/2024	4/26/2024

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Exhibit 10.3

SUBLEASE AGREEMENT

This is an agreement to sublet office space located at 4 700 Spring Street, Suite 304, La Mesa, California 9 I 942 according to the terms specified below.

The sublessor agrees to sublet and the subtenant agrees to take the premises described below. Both parties agree to keep, perform and fulfill the promises, conditions and agreements below:

1. The sublessor is: BST Partners

2. The subtenant is: Regen BioPharma, Inc.

3. The term of this sublease is month to month beginning January 14, 2022.

4. The rent payable to the sublessor by the subtenant is equal to FiveThousand Dollars per month ($5,000) is to be paid in at such time specified in accordance with the original lease agreement between the sublessor and the lessor.

5. All charges for utilities connected with premises which are to be paid by the sublessor under the master lease shall be paid by the subtenant for the term of this sublease to the extent that such charges exceed the difference between the rent payable to the lessor by the sublessor under the master lease and the rent payable to the sublessor by the subtenant shall be paid by the subtenant for the term of this sublease.

6. Subtenant agrees to surrender and deliver to the sublessor the premises and all furniture and decorations within the premises in as good a condition as they were at the beginning of the term, reasonable wear and tear excepted. The subtenant will be liable to the sub lessor for any damages occurring to the premises or the contents thereof or to the building which are done by the subtenant.

7. In the event of any legal action concerning this sublease, the losing party shall pay to the prevailing party reasonable attorney's fees and court costs to be fixed by the court wherein such judgment shall be entered. The parties hereby bind themselves to this agreement by their signatures affixed below on this 13th day of January, 2022.

AGREED TO BY:

BST PARTNERS, Inc.	REGEN BIOPHARMA,INC.

By:/s/ David Koos	By:/s/ David Koos
Chairman and CEO	Chairman and CEO

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